EXHIBIT 21

SUBSIDIARIES OF EXECUTONE INFORMATION SYSTEMS, INC.


                               JURISDICTION OF    %
NAME                            INCORPORATION   OWNERSHIP    BUSINESS


Unistar Gaming Corporation       Delaware        100%       Holding Company
478 Wheelers Farms Road
Milford, CT  06460-1847


Unistar Entertainment, Inc.       Idaho          100%      Lottery Management
478 Wheelers Farms Road
Milford, CT 06460-1847


All listed subsidiaries do business only under their corporate names listed above. Certain inactive and immaterial subsidiaries, which if considered in the aggregate as a single subsidiary would not constitute a "significant subsidiary" as defined in Rule 1-02(w) of the Commission as of December 31, 1997, are not listed.




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